Exhibit 99.1

The TJX Companies, Inc. Reports Above-Plan Q4 and FY17 Comp Sales and EPS Results; Q4 Comp Sales up 3% and FY17 Comp Sales up 5%; Announces Plans to Increase Dividend 20% and Buy Back $1.3B to $1.8B of Stock; Provides FY18 Guidance

  Q4 net sales increased a strong 6% to $9.5 billion, over last year’s 8% increase
  Q4 diluted EPS of $1.03 compared with $.99 in the prior year
  FY17 net sales increased a strong 7% to $33.2 billion, over last year’s 6% increase
  FY17 diluted EPS of $3.46 compared with $3.33 in the prior year
  FY17 adjusted diluted EPS of $3.53, which excludes the negative impact of $.07 from a third quarter debt extinguishment charge and a pension settlement charge
  Returned $2.4 billion to shareholders in Fiscal 2017 through share repurchases and dividends

FRAMINGHAM, Mass.--(BUSINESS WIRE)--February 22, 2017--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the fourth quarter and fiscal year ended January 28, 2017. Net sales for the fourth quarter of Fiscal 2017 increased 6% to $9.5 billion, over an 8% increase last year. Consolidated comparable store sales for the fourth quarter increased 3%, over last year’s 6% increase. Net income for the fourth quarter was $678 million and diluted earnings per share were $1.03, a 4% increase over the prior year’s $.99.

For the 52-week fiscal year ended January 28, 2017, net sales were $33.2 billion, a 7% increase over last year’s 6% increase. Consolidated comparable store sales increased a strong 5%, over last year’s 5% increase. Net income for the fiscal year was $2.3 billion and diluted earnings per share were $3.46, a 4% increase over last year’s $3.33. Excluding a third quarter debt extinguishment charge and pension settlement charge, which combined reduced earnings per share by $.07 per share, adjusted earnings per share were $3.53, a 6% increase over the prior year’s $3.33.

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “The year 2016 was another terrific year for TJX on top of many great years! We were proud to mark our 40-year milestone as a company and surpass $33 billion in sales! Our consolidated comp sales increased a strong 5%, above our plan and over 5% growth last year, and earnings per share growth exceeded our expectations. We also delivered a 7% increase in net sales, over a 6% increase last year. We were particularly pleased that customer traffic was the primary driver of our comp increases at every major division, which tells us that our eclectic merchandise mix and amazing values continue to resonate with consumers across our geographies. It was also great to see a strong increase in our merchandise margin, over a very solid increase last year. The year 2016 also marked our 21st consecutive year of comp sales increases! We were also very pleased to end the year with above-plan fourth quarter results. Our 3% consolidated comp store sales increase and earnings per share of $1.03 both exceeded our expectations. Once again, comp sales were driven by customer traffic and our merchandise margin was up. Our fourth quarter and full year results give us great confidence that we are growing our customer base around the world and gaining market share across all our divisions!”

Herrman continued, “Looking ahead, we see many opportunities to continue our successful growth and are pursuing many initiatives to keep driving shoppers to our stores. We are making strategic investments in our infrastructure, stores, and new seeds to strengthen our leadership positions and allow us to capture additional market share in the U.S. and internationally. Our management team is laser focused on achieving our 2017 plans and, as always, passionate about surpassing them. We have a clear, long-term vision for growth and are confident that we have the right strategy, culture and people in place as we continue to grow TJX as the only major international off-price retailer in the world!”

Shareholder Distributions

The Company intends to increase the regular quarterly dividend on its common stock to be declared in April 2017 and payable in June 2017 to $.3125 per share, subject to the approval of the Company’s Board of Directors. This increase would represent a 20% increase in the current per share dividend and mark the 21st consecutive year that the Company has raised the dividend. Over this period of time, the Company’s dividend has grown at a compound annual rate of 23%.

The Company also announced today its plan to repurchase approximately $1.3 to $1.8 billion of TJX stock during the fiscal year ending February 3, 2018. With $1.8 billion remaining at Fiscal 2017 year end under the Company’s existing stock repurchase program, the Company’s Board of Directors approved a new stock repurchase program that authorizes the repurchase of up to an additional $1.0 billion of TJX common stock from time to time. The new authorization represents approximately 2% of the Company’s outstanding shares at current prices. The new stock repurchase program marks the 18th program approved by the Board since 1997. Over this period, the Company has spent approximately $18.0 billion on the repurchase of TJX stock. During the fourth quarter, the Company spent a total of $525 million to repurchase TJX stock, retiring 6.9 million shares. In Fiscal 2017, the Company spent a total of $1.7 billion to repurchase TJX stock, retiring 22.3 million shares. Under the Company’s repurchase plans, share repurchases may be made from time to time in market or private transactions and may include derivative transactions. The repurchase program announced today has no time limit and may be suspended or discontinued at any time.

Ernie Herrman commented, “Our business continues to generate tremendous amounts of cash and deliver strong financial returns. In Fiscal 2018, we plan to continue investing to support our growth while distributing cash to our shareholders. Our capital spending plans include investing in new stores, store remodels, and our supply chain and infrastructure. Simultaneously, we plan to significantly increase our regular quarterly dividend and continue our share buyback program. All of these actions underscore our confidence in our ability to continue delivering strong, profitable sales across all of our major divisions and cash flow that enables us to both fund our continued growth and return value to our shareholders.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the fourth quarter, were as follows:

	Fourth Quarter		Fourth Quarter
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2017	FY2016	FY2017	FY2016

Marmaxx (U.S.)[5,6]	+3%	+6%	$6,029	$5,720
HomeGoods (U.S.)	+5%	+7%	$1,329	$1,180
TJX Canada	+4%	+14%	$873	$781
TJX International (Europe & Australia)	+2%	+1%	$1,236	$1,280

TJX	+3%	+6%	$9,468	$8,962

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Comparable store sales exclude Sierra Trading Post, tjmaxx.com, tkmaxx.com and Trade Secret sales. 3Net sales in Canada, Europe and Australia include the impact of foreign currency exchange rates. See below. 4Figures may not foot due to rounding. 5Combination of T.J. Maxx and Marshalls. 6Net sales include Sierra Trading Post.

Sales by Business Segment (continued)

The Company’s comparable store sales and net sales by division for the full year were as follows:

	Full Year		Full Year
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2017	FY2016	FY2017	FY2016

Marmaxx (U.S.)[5,6]	+5%	+4%	$21,246	$19,948
HomeGoods (U.S.)	+6%	+8%	$4,405	$3,915
TJX Canada	+8%	+12%	$3,171	$2,855
TJX International (Europe & Australia)[7]	+2%	+4%	$4,362	$4,227

TJX	+5%	+5%	$33,184	$30,945

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Comparable store sales exclude Sierra Trading Post, tjmaxx.com, tkmaxx.com, and Trade Secret sales. 3Net sales in Canada, Europe and Australia include the impact of foreign currency exchange rates. See below. 4Figures may not foot due to rounding. 5Combination of T.J. Maxx and Marshalls. 6Net sales include Sierra Trading Post. 7FY2016 net sales include Trade Secret since the acquisition on October 24, 2015.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a one percentage point negative impact on consolidated net sales growth in the fourth quarter of Fiscal 2017 versus the prior year. The overall net impact of foreign currency exchange rates had a $.04 negative impact on fourth quarter Fiscal 2017 earnings per share, compared with a $.02 positive impact last year.

The movement in foreign currency exchange rates had a two percentage point negative impact on consolidated net sales growth for the full Fiscal 2017 year versus the prior year. The overall net impact of foreign currency exchange rates had a $.07 negative impact on full year Fiscal 2017 earnings per share, compared with a neutral impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, tjx.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which we refer to as “transactional foreign exchange.”

Margins

For the fourth quarter of Fiscal 2017, the Company’s consolidated pretax profit margin was 11.6%, a 0.3 percentage point decrease compared with the prior year.

Gross profit margin for the fourth quarter of Fiscal 2017 was 28.3%, down 0.4 percentage points versus the prior year. Merchandise margin was up significantly, but was more than offset due to losses related to the Company’s inventory hedges as well as incremental supply chain costs versus last year. Selling, general and administrative costs as a percent of sales were 16.7%, flat versus the prior year’s ratio.

For the full year Fiscal 2017, the Company’s consolidated pretax profit margin was 11.2%. The third quarter debt extinguishment charge and pension settlement charge reduced consolidated pretax profit margin by 0.3 percentage points. Excluding these charges, adjusted consolidated pretax profit margin was 11.5%, a 0.3 percentage point decrease compared with the prior year’s 11.8%.

Gross profit margin for Fiscal 2017 was 29.0%, up 0.2 percentage points versus the prior year, and merchandise margin increased significantly. Selling, general and administrative costs as a percent of sales were 17.4%, up 0.6 percentage points versus the prior year’s ratio, primarily due to wage increases and investments to support growth.

Inventory

Total inventories as of January 28, 2017, were $3.6 billion, compared with $3.7 billion at the end of the prior fiscal year. Consolidated inventories on a per-store basis as of January 28, 2017, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were down 5% on a reported basis (down 4% on a constant currency basis). The Company enters the new fiscal year in an excellent inventory position and is set up well to continue shipping fresh, spring merchandise to its stores and take advantage of the plentiful opportunities it is seeing in the marketplace.

Full Year and First Quarter Fiscal 2018 Outlook

For the 53-week fiscal year ending February 3, 2018, the Company expects diluted earnings per share to be in the range of $3.80 to $3.89, which represents a 10% to 12% increase over the prior year’s $3.46. The Company’s full-year guidance includes an expected benefit of approximately $.11 per share from the 53rd week in the Company’s Fiscal 2018 calendar. Excluding this benefit, the Company expects adjusted diluted earnings per share to be in the range of $3.69 to $3.78. This would represent a 5% to 7% increase over the prior year’s adjusted $3.53, which excludes the combined $.07 impact of the debt extinguishment charge and pension settlement charge (mentioned above). This guidance reflects an assumption that wage increases will negatively impact EPS growth by 2%. The Company also anticipates that the recent change in accounting rules for share-based compensation will positively impact EPS growth by 2%. This EPS outlook is based upon estimated consolidated comparable store sales growth of 1% to 2%.

For the first quarter of Fiscal 2018, the Company expects diluted earnings per share to be in the range of $.76 to $.78, compared to $.76 last year. This guidance reflects an assumption that wage increases will negatively impact EPS growth by 3%. The Company also anticipates that the combination of foreign currency and transactional foreign exchange will positively impact EPS growth by 6% and the recent change in accounting rules for share-based compensation will positively impact EPS growth by an additional 1%. This EPS outlook is based upon estimated consolidated comparable store sales growth of 0% to 1% versus last year’s 7% increase.

The Company’s earnings guidance for the full year and first quarter Fiscal 2018 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the first quarter.

Stores by Concept

During the fiscal year ended January 28, 2017, the Company increased its store count by 198 stores. The Company increased square footage by 4% over the same period last year.

	Store Locations		Gross Square Feet*
	FY2017		FY2017
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,156	1,186	32.9	33.5
Marshalls	1,007	1,035	30.4	31.0
HomeGoods	526	579	13.0	14.2
Sierra Trading Post	8	12	0.2	0.3
In Canada:
Winners	245	255	6.9	7.2
HomeSense	101	106	2.4	2.5
Marshalls	41	57	1.2	1.7
In Europe:
T.K. Maxx	456	503	13.8	15.0
HomeSense	39	44	0.8	0.9
In Australia:
Trade Secret	35	35	0.8	0.8

TJX	3,614	3,812	102.6	106.9
*Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of January 28, 2017, the end of the Company’s fiscal year, the Company operated a total of 3,812 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and three e-commerce sites. These include 1,186 T.J. Maxx, 1,035 Marshalls, 579 HomeGoods and 12 Sierra Trading Post stores, as well as tjmaxx.com and sierratradingpost.com in the United States; 255 Winners, 106 HomeSense, and 57 Marshalls stores in Canada; 503 T.K. Maxx and 44 HomeSense stores, as well as tkmaxx.com, in Europe; and 35 Trade Secret stores in Australia. TJX’s press releases and financial information are also available at tjx.com.

Fourth Quarter and Fiscal 2017 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call with stock analysts to discuss the Company’s fourth quarter and full year Fiscal 2017 results, operations, business trends, and plans for Fiscal 2018. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Wednesday, March 1, 2017, or at tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of tjx.com after they are no longer available by telephone as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; various marketing efforts; competition; personnel recruitment, training and retention; labor costs and workforce challenges; data security; information systems and new technology; economic conditions and consumer spending; adverse or unseasonable weather; serious disruptions or catastrophic events; disruptions in the second half of the fiscal year; corporate and retail banner reputation; quality, safety and other issues with merchandise; expanding international operations; merchandise importing; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	13 Weeks Ended		52 Weeks Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016

Net sales	$9,467,647	$8,962,075	$33,183,744	$30,944,938

Cost of sales, including buying and occupancy costs	6,786,777	6,388,192	23,565,754	22,034,523
Selling, general and administrative expenses	1,577,595	1,497,119	5,768,467	5,205,715
Loss on early extinguishment of debt	-	-	51,773	-
Pension settlement charge	-	-	31,173	-
Interest expense, net	9,616	10,963	43,534	46,400

Income before provision for income taxes	1,093,659	1,065,801	3,723,043	3,658,300
Provision for income taxes	415,731	399,335	1,424,809	1,380,642

Net income	$677,928	$666,466	$2,298,234	$2,277,658

Diluted earnings per share	$1.03	$0.99	$3.46	$3.33

Cash dividends declared per share	$0.26	$0.21	$1.04	$0.84

Weighted average common shares – diluted	657,386	674,676	664,432	683,251

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	January 28, 2017	January 30, 2016

ASSETS
Current assets:
Cash and cash equivalents	$2,929.8	$2,095.5
Short-term investments	543.2	352.3
Accounts receivable and other current assets	632.8	629.7
Merchandise inventories	3,645.0	3,695.1

Total current assets	7,750.8	6,772.6

Property, net of depreciation	4,483.0	4,137.6

Other assets	257.5	236.4
Goodwill and tradename, net of amortization	342.6	343.8

TOTAL ASSETS	$12,833.9	$11,490.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,230.9	$2,203.0
Accrued expenses and other current liabilities	2,526.7	2,199.2

Total current liabilities	4,757.6	4,402.2

Other long-term liabilities	1,024.1	881.0
Non-current deferred income taxes, net	314.0	285.1
Long-term debt	2,227.6	1,615.0

Shareholders’ equity	4,510.6	4,307.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,833.9	$11,490.4

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	52 Weeks Ended
	January 28, 2017	January 30, 2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,298.2	$2,277.7
Depreciation and amortization	658.8	616.7
Loss on early extinguishment of debt	51.8	-
Pension settlement charge	31.2	-
Deferred income tax (benefit) provision	(5.5)	31.2
Share-based compensation	102.3	94.1
(Increase) in accounts receivable and other assets	(32.8)	(67.5)
Decrease (increase) in merchandise inventories	11.9	(506.6)
Increase in accounts payable	48.2	216.3
Increase in accrued expenses and other liabilities	536.2	352.9
Other	(98.4)	(77.5)

Net cash provided by operating activities	3,601.9	2,937.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(1,024.7)	(889.4)
Purchases of investments	(717.0)	(798.0)
Sales and maturities of investments	529.1	681.4
Other	(2.3)	(57.0)
Net cash (used in) investing activities	(1,214.9)	(1,063.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	992.5	-
Payments on early extinguishment of debt	(425.6)	-
Payments for repurchase of common stock	(1,700.0)	(1,828.3)
Proceeds from issuance of common stock	164.2	132.0
Cash dividends paid	(651.0)	(544.3)
Other	58.0	64.7
Net cash (used in) financing activities	(1,561.9)	(2,175.9)

Effect of exchange rate changes on cash	9.2	(96.7)

Net increase (decrease) in cash and cash equivalents	834.3	(398.3)
Cash and cash equivalents at beginning of year	2,095.5	2,493.8

Cash and cash equivalents at end of year	$2,929.8	$2,095.5

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	13 Weeks Ended		52 Weeks Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net sales:
In the United States:
Marmaxx	$6,028,846	$5,720,427	$21,246,034	$19,948,227
HomeGoods	1,329,135	1,179,806	4,404,607	3,915,221
TJX Canada	873,296	781,428	3,171,127	2,854,617
TJX International	1,236,370	1,280,414	4,361,976	4,226,873
Total net sales	$9,467,647	$8,962,075	$33,183,744	$30,944,938

Segment profit:
In the United States:
Marmaxx	$840,807	$812,588	$2,995,045	$2,858,780
HomeGoods	197,782	181,334	613,778	549,318
TJX Canada	91,475	97,301	413,417	375,306
TJX International	90,472	124,420	235,519	316,939
Total segment profit	1,220,536	1,215,643	4,257,759	4,100,343

General corporate expense	117,261	138,879	408,236	395,643
Loss on early extinguishment of debt	-	-	51,773	-
Pension settlement charge	-	-	31,173	-
Interest expense, net	9,616	10,963	43,534	46,400
Income before provision for income taxes	$1,093,659	$1,065,801	$3,723,043	$3,658,300

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1. During the fourth quarter ended January 28, 2017 TJX repurchased 6.9 million shares of its common stock at a cost of $525 million. For the twelve months ended January 28, 2017, TJX repurchased 22.3 million shares of its common stock at a cost of $1.7 billion. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.

2. On September 7, 2016 TJX issued $1.0 billion of 2.250% ten year notes. The Company used a portion of the proceeds to redeem its $375 million 6.950% notes prior to their scheduled maturity of April 15, 2019. On October 12, 2016 the Company completed the redemption of the 6.950% notes pursuant to the terms of the indenture and recorded a pre-tax loss on the early extinguishment of debt of $51.8 million in the third quarter ended October 29, 2016.

In addition, during the third quarter TJX offered eligible, former TJX Associates, who had not yet commenced receiving their pension benefit, an opportunity to receive a lump sum payout of their vested pension benefit. On October 21, 2016 the Company’s pension plan paid $103.7 million from pension plan assets to those who accepted this offer, thereby reducing its pension benefit obligations. The transaction had no cash impact on TJX but did result in a non-cash pre-tax pension settlement charge of $31.2 million.

The company has presented non-GAAP measures in this earnings release excluding the impact of these two third quarter charges.

CONTACT:
The TJX Companies, Inc.
Media:
Doreen Thompson
(508) 390-2323
or
Investors:
Jeff Botte
(508) 390-2323